SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

                          TRUBION PHARMACEUTICALS, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    89778N102
                                 (CUSIP Number)

                                October 23, 2006
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [  ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [  ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 89778N102                                                PAGE 2 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Partners
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                    New York
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              62,160
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              62,160
-------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              62,160
-------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
-------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              0.4%
-------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              PN
-------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                                PAGE 3 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              102,180
OWNED BY                   -----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              102,180
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              102,180
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              0.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                                PAGE 4 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              7,664
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              7,664
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              7,664
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                                PAGE 5 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              158,378
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              158,378
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              158,378
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              0.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                                PAGE 6 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Serena Limited
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Cayman Islands
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              4,258
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              4,258
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              4,258
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                                PAGE 7 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              256,301
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              256,301
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              256,301
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              1.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                                PAGE 8 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman Islands
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                               0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                               260,559
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                               0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                               260,559
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                               260,559
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                               1.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                               CO

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                                PAGE 9 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MHD Management Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                               0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                               62,160
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                               0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                               62,160
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                               62,160
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                               0.4%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                               PN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 10 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              102,180
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              102,180
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              102,180
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              0.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              IA

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 11 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              162,636
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              162,636
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              162,636
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              1.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 12 OF 42


-----------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Group LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ----------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              256,301
OWNED BY                   ----------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ----------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              256,301
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              256,301
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              1.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 13 OF 42


-----------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Management Partners LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                               0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                               260,559
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                               0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                               260,559
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                               260,559
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                               1.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                               PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 14 OF 42


-----------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              260,559
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              260,559
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              260,559
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              1.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 15 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                               0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                               851,500
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                               0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                               851,500
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                               851,500
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                               5.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                               IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 16 OF 42


--------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marvin H. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              851,500
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              851,500
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              851,500
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              5.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 17 OF 42


 ------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen M. Dowicz
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                               0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                               851,500
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                               0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                               851,500
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                               851,500
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                               5.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                               IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 18 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scott E. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              851,500
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              851,500
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              851,500
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              5.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 19 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael J. Leffell
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                              851,500
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                              0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                              851,500
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                              851,500
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              5.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                              IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 20 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Timothy I. Levart
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                               0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                               851,500
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                               0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                               851,500
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                               851,500
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                               5.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                               IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 21 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
------------------------------------------------------------------------------
(3)       SEC USE ONLY
------------------------------------------------------------------------------
(4)       CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                               0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                               851,500
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                               0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                               851,500
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                               851,500
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                               5.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                               IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 22 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Eric P. Epstein
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                               0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                               851,500
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                               0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                               851,500
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                               851,500
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                               5.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                               IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 23 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                               0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                               851,500
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                               0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                               851,500
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                               851,500
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                               5.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                               IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 24 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Avram Z. Friedman
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                              0
SHARES                     ---------------------------------------------------

BENEFICIALLY               (6)      SHARED VOTING POWER
                                             851,500
OWNED BY                   ---------------------------------------------------

EACH                       (7)      SOLE DISPOSITIVE POWER
                                             0
REPORTING                  ---------------------------------------------------

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                             851,500
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                             851,500
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                             5.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                             IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 89778N102                                               PAGE 25 OF 42


------------------------------------------------------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Trubion Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2401 4th Avenue, Suite 1050
                  Seattle, Washington 98121

ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v)      Serena Limited, a Cayman Islands corporation
                           ("Serena");

                  (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

                  (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

                  (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

                  (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

                  (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G
CUSIP No. 89778N102                                               PAGE 26 OF 42


                  (xiii) DK Stillwater GP LLC, a placeStateDelaware limited liability company and the general partner of DKMP ("DKS"); and

                  (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                  (i)      DKP - a New York limited partnership

                  (ii)     DKIP - a Delaware limited partnership

                  (iii)    CO - a New York limited partnership

                  (iv)     DKIL - a British Virgin Islands corporation

                  (v)      Serena - a Cayman Islands corporation

                  (vi)     DKHF - a Delaware limited partnership

                  (vii)    DKHI - a Cayman Islands corporation

                  (viii)   MHD - a New York limited partnership

                  (ix)     DKAI - a New York corporation

                  (x)      DKIA - a Delaware limited liability company

                  (xi)     DKG - a Delaware limited liability company

                  (xii)    DKMP - a Delaware limited partnership

                  (xiii)   DKS - a Delaware limited liability company

                  (xiv)    Thomas L. Kempner, Jr. - United States

Schedule 13G
CUSIP No. 89778N102                                               PAGE 27 OF 42


                  (xv)     Marvin H. Davidson - United States

                  (xvi)    Stephen M. Dowicz - United States

                  (xvii)   Scott E. Davidson -United States

                  (xviii)  Michael J. Leffell - United States

                  (xix)    Timothy I. Levart - United Kingdom & United States

                  (xx)     Robert J. Brivio, Jr. - United States

                  (xxi)    Eric P. Epstein - United States

                  (xxii)   Anthony A. Yoseloff - United States

                  (xxiii)  Avram Z. Friedman - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, PAR VALUE $0.001 PER SHARE

ITEM 2(e).  CUSIP NUMBER:

         89778N102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15
                          of the Act;

                  (b) [ ] Bank as defined in Section 3(a)(6) of the
                          Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8
                          of the Investment Company Act of 1940;

                  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1 (b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan, Pension Fund which is
                          subject to the provisions of the Employee
                          Retirement Income Security Act of 1974 or
                          Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company, in accordance with
                          Rule 13d-1(b)(ii)(G);

                  (h) [ ] Savings Associations as defined in Section 3(b)
                          of the Federal Deposit Insurance Act;

Schedule 13G
CUSIP No. 89778N102                                               PAGE 28 OF 42



                  (i) [ ] Church Plan that is excluded from the
                          definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 851,500 shares as a result of their voting and dispositive power over the 851,500 shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKHF and DKHI.

         DKIA may be deemed to beneficially own the 158,378 shares beneficially owned by DKIL and the 4,258 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 102,180 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 62,160 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 256,301 shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 260,559 shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

         A. DKP

              (a) Amount beneficially owned: 62,160

              (b) Percent of class: 0.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 62,160

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        62,160

         B. DKIP

              (a) Amount beneficially owned: 102,180

              (b) Percent of class: 0.6%

              (c) Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 102,180

Schedule 13G
CUSIP No. 89778N102                                               PAGE 29 OF 42


                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        102,180

         C. CO

              (a) Amount beneficially owned: 7,664

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 7,664

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        7,664

         D. DKIL

              (a) Amount beneficially owned: 158,378

              (b) Percent of class: 0.9%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 158,378

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        158,378

         E. Serena

              (a) Amount beneficially owned: 4,258

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 4,258

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        4,258

Schedule 13G
CUSIP No. 89778N102                                               PAGE 30 OF 42


         F. DKHF

              (a) Amount beneficially owned: 256,301

              (b) Percent of class: 1.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 256,301

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        256,301

         G. DKHI

              (a) Amount beneficially owned: 260,559

              (b) Percent of class: 1.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 260,559

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        260,559

         H. MHD

              (a) Amount beneficially owned: 62,160

              (b) Percent of class: 0.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 62,160

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        62,160

Schedule 13G
CUSIP No. 89778N102                                               PAGE 31 OF 42

         I. DKAI

              (a) Amount beneficially owned: 102,180

              (b) Percent of class: 0.6%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 102,180

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        102,180

         J. DKIA

              (a) Amount beneficially owned: 162,636

              (b) Percent of class: 1.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 162,636

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        162,636

         K. DKG

              (a) Amount beneficially owned: 256,301

              (b) Percent of class: 1.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 256,301

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        256,301

Schedule 13G
CUSIP No. 89778N102                                               PAGE 32 OF 42


         L. DKMP

              (a) Amount beneficially owned: 260,559

              (b) Percent of class: 1.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 260,559

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        260,559

         M. DKS

              (a) Amount beneficially owned: 260,559

              (b) Percent of class: 1.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 260,559

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        260,559

         N. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 851,500

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 851,500

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        851,500

Schedule 13G
CUSIP No. 89778N102                                               PAGE 33 OF 42

         O. Marvin H. Davidson

              (a) Amount beneficially owned: 851,500

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 851,500

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        851,500

         P. Stephen M. Dowicz

              (a) Amount beneficially owned: 851,500

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 851,500

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        851,500

         Q. Scott E. Davidson

              (a) Amount beneficially owned: 851,500

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 851,500

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        851,500

Schedule 13G
CUSIP No. 89778N102                                               PAGE 34 OF 42

         R. Michael J. Leffell

              (a) Amount beneficially owned. 851,500

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 851,500

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        851,500

         S. Timothy I. Levart

              (a) Amount beneficially owned: 851,500

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 851,500

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        851,500

         T. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 851,500

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 851,500

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        851,500

Schedule 13G
CUSIP No. 89778N102                                               PAGE 35 OF 42


         U. Eric P. Epstein

              (a) Amount beneficially owned: 851,500

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 851,500

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        851,500

         V. Anthony A. Yoseloff

              (a) Amount beneficially owned: 851,500

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 851,500

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        851,500

         W. Avram Z. Friedman

              (a) Amount beneficially owned: 851,500

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 851,500

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        851,500

Schedule 13G
CUSIP No. 89778N102                                               PAGE 36 OF 42


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 89778N102                                               PAGE 37 OF 42


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  November 2, 2006           DAVIDSON KEMPNER PARTNERS
                                   By: MHD Management Co.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
                                   By: Davidson Kempner Advisers Inc.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   M.H. DAVIDSON & CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INTERNATIONAL,
                                   LTD.
                                   By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   SERENA LIMITED
                                   By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G
CUSIP No. 89778N102                                               PAGE 38 OF 42


                                   DAVIDSON KEMPNER HEALTHCARE
                                   FUND LP
                                   By:  DK Group LLC,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title:    Executive Managing Member

                                   DAVIDSON KEMPNER HEALTHCARE
                                   INTERNATIONAL LTD.
                                   By: DK Management Partners LP,
                                   its Investment Manager
                                   By: DK Stillwater GP LLC, its general partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   MHD MANAGEMENT CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER ADVISERS INC.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   DAVIDSON KEMPNER INTERNATIONAL
                                   ADVISORS, L.L.C.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DK GROUP LLC

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G
CUSIP No. 89778N102                                               PAGE 39 OF 42


                                   DK MANAGEMENT PARTNERS LP
                                   By: DK Stillwater GP LLC, its general partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DK STILLWATER GP LLC

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------------------------
                                   Thomas L. Kempner, Jr.

                                   /s/ Marvin H. Davidson
                                   --------------------------------------------
                                   Marvin H. Davidson

                                   /s/ Stephen M. Dowicz
                                   --------------------------------------------
                                   Stephen M. Dowicz

                                   /s/ Scott E. Davidson
                                   --------------------------------------------
                                   Scott E. Davidson

                                   /s/ Michael J. Leffell
                                   --------------------------------------------
                                   Michael J. Leffell

                                   /s/ Timothy I. Levart
                                   --------------------------------------------
                                   Timothy I. Levart

                                   /s/ Robert J. Brivio, Jr.
                                   -------------------------
                                   Robert J. Brivio, Jr.

                                   /s/ Eric P. Epstein
                                   --------------------------------------------
                                   Eric P. Epstein

                                   /s/ Anthony A. Yoseloff
                                   --------------------------------------------
                                   Anthony A. Yoseloff

                                   /s/ Avram Z. Friedman
                                   --------------------------------------------
                                   Avram Z. Friedman

Schedule 13G
CUSIP No. 89778N102                                               PAGE 40 OF 42


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  November 2, 2006               DAVIDSON KEMPNER PARTNERS
                                       By: MHD Management Co.,
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title:    Managing Partner

                                       DAVIDSON KEMPNER INSTITUTIONAL
                                       PARTNERS, L.P.
                                       By: Davidson Kempner Advisers Inc.,
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       M.H. DAVIDSON & CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G
CUSIP No. 89778N102                                               PAGE 41 OF 42

                                       SERENA LIMITED
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER HEALTHCARE FUND LP
                                       By:  DK Group LLC,
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER HEALTHCARE
                                       INTERNATIONAL LTD.
                                       By:  DK Management Partners LP,
                                       its Investment Manager
                                       By:  DK Stillwater GP LLC,
                                       its general partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title:    Executive Managing Member

                                       MHD MANAGEMENT CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER ADVISERS INC.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       DAVIDSON KEMPNER INTERNATIONAL
                                       ADVISORS, L.L.C.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G
CUSIP No. 89778N102                                               PAGE 42 OF 42


                                       DK GROUP LLC

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK MANAGEMENT PARTNERS LP
                                       By:  DK Stillwater GP LLC,
                                       its general partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK STILLWATER GP LLC

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------------
                                       Thomas L. Kempner, Jr.

                                       /s/  Marvin H. Davidson
                                       ----------------------------------------
                                       Marvin H. Davidson

                                       /s/ Stephen M. Dowicz
                                       ----------------------------------------
                                       Stephen M. Dowicz

                                       /s/ Scott E. Davidson
                                       ----------------------------------------
                                       Scott E. Davidson

                                       /s/ Michael J. Leffell
                                       ----------------------------------------
                                       Michael J. Leffell

                                       /s/ Timothy I. Levart
                                       ----------------------------------------
                                       Timothy I. Levart

                                       /s/ Robert J. Brivio, Jr.
                                       ----------------------------------------
                                       Robert J. Brivio, Jr.

                                       /s/ Eric P. Epstein
                                       ----------------------------------------
                                       Eric P. Epstein

                                       /s/ Anthony A. Yoseloff
                                       ----------------------------------------
                                       Anthony A. Yoseloff

                                       /s/ Avram Z. Friedman
                                       ----------------------------------------
                                       Avram Z. Friedman